Exhibit 99.2

Press Release

GAINSCO Reports Completion of Restructuring
Friday January 21, 3:27 pm ET

     DALLAS, Texas, January 21, 2005 – GAINSCO, INC. (OTCBB: GNAC) today reported that it had closed the previously announced restructuring of the Company that was approved by its shareholders on January 18, 2005 and is more fully described in the Company’s proxy statement dated December 22, 2004.

     “This is a major milestone for GAINSCO. As a result of the capital from this restructuring, the Company can now pursue a long-term strategic growth plan. We are now focused on our goal of profitably growing and diversifying our nonstandard personal automobile insurance business in the five states of Florida, Texas, Arizona, Nevada and California,” said Glenn W. Anderson, President and Chief Executive Officer.

     As previously disclosed, on August 27, 2004 the Company entered into agreements with the holders of its Preferred Stock and another investor providing for a recapitalization of the Company, subject to shareholder approval. The agreements were with Goff Moore Strategic Partners, L.P. (“GMSP”), then holder of the Company’s Series A and Series C Preferred Stock and approximately 5% of the outstanding Common Stock; Robert W. Stallings, the Chairman of the Board and then holder of the Company’s Series B Preferred Stock; and First Western Capital, LLC, a limited liability company owned by James R. Reis (“First Western”).

     The recapitalization substantially reduced the Company’s existing Preferred Stock redemption obligations and resulted in cash proceeds to the Company of approximately $8.7 million (before an estimated $2 million in transaction costs and approximately $3.4 million used to redeem the Series C Preferred Stock).

     As part of the Company’s recapitalization closed on January 21, 2005:

•
13,500 shares (redemption price of $13.5 million) of the 31,620 shares of Series A Preferred Stock held by GMSP (called for redemption on January 1, 2006 at a redemption price of approximately $31.6 million) were exchanged for 19,125,612 shares of Common Stock. The remaining 18,120 shares of Series A Preferred Stock (called for redemption in 2006 with a redemption price of approximately $18.1 million) become redeemable at the option of the holders commencing January 1, 2011, and are now entitled to receive cash dividends at the rate of 6% per annum until January 1, 2006 and 10% per annum thereafter until redemption. Those 18,120 shares of Series A Preferred Stock remain outstanding and convertible into 3,552,941 shares of Common Stock at $5.10 per share, continue to be entitled to vote on an as-converted basis, and remain redeemable at the option of the Company commencing June 30, 2005 at a price equal to stated value plus accrued dividends;

•
The Company exercised its option to purchase all of the outstanding shares of Series C Preferred Stock for approximately $3.4 million from the proceeds of the sale of Common Stock in the recapitalization;

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430
3801595v1

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•	The expiration date of GMSP’s Series B Warrant to purchase 1,550,000 shares of Common Stock for $2.5875 per share was extended to January 1, 2011; and

•	The investment management agreements of the Company and its insurance company subsidiaries with GMSP were terminated.

     Also as part of the recapitalization, (i) Mr. Stallings acquired 13,459,741 shares of Common Stock in exchange for $4,629,042.44 cash, his 3,000 shares of outstanding Series B Preferred Stock and his warrant expiring March 23, 2006 to purchase 1,050,000 shares of Common Stock for $2.25 per share, and (ii) First Western acquired 6,729,871 shares of Common Stock in exchange for $4,037,922.60 in cash. The purchase price of these shares was $0.60 per share.

     In the restructuring, Mr. Stallings became executive Chairman of the Board of the Company and Mr. Reis became Executive Vice President of the Company with responsibility for risk management. The arrangements for the compensation of Messrs. Stallings, Reis and Anderson described in the proxy statement dated December 22, 2004 became effective.

     The number of shares of Common Stock outstanding has increased from 21,169,736 to 61,084,960 as a result of the restructuring, including the 600,000 shares issued to Mr. Anderson (400,000 of which are subject to certain forfeiture conditions). GMSP now owns 33% of the outstanding Common Stock of the Company, Mr. Stallings owns 22% and First Western owns 11%.

     GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc., both of which are currently rated “B-” (Fair), with a stable outlook, by A.M. Best.

     Some statements made in this release may be considered forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. A forward- looking statement is relevant only as of the date the statement is made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to the Company’s recent SEC filings for further information regarding factors that could affect the Company’s results.

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Release Date:	Friday, January 21, 2005 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-Investor Relations 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428
Email address: ir@gainsco.com
Website: www.gainsco.com

THE GAINSCO COMPANIES

1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430
3801595v1